ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

ALBERT WONG
B.Soc., Sc., ACA., LL.B., C.P.A.(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our reports dated June 8, 2009, relating to our audit of the financial statements of Hulunbeier Huahui Department Store Co., Ltd. ("the Company") for the years ended December 31, 2007 and 2006 and the review of the financial statements of the Company for the nine months ended September 30, 2008 and 2007 on Form S-1 Amendment No.9 (Registration Statement File no. 333-150800) to be filed on or about July 17, 2009. We also consent to the use of our name and the reference to our firm in the Experts section of the Registration Statement.

Hong Kong, China
July 17, 2009

Albert Wong & Co.
Certified Public Accountants